EXHIBIT 99.4

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

On August 7, 2017, Church & Dwight Co., Inc. (the “Company”) completed its previously announced acquisition (the “Acquisition”) of all of the issued and outstanding shares of capital stock of PIK Holdings, Inc. (“Pik Holdings”) pursuant to the Stock Purchase Agreement (the “Agreement”), dated as of July 17, 2017, by and among the Company, Pik Holdings, the stockholders of Pik Holdings (the “Company Stockholders”) and MidOcean Partners III, L.P. in its capacity as a Company Stockholder and as the representative of the Company Stockholders. Pik Holdings is a water-jet technology company that designs and sells both oral water flossers and shower heads. Pursuant to the terms of the Agreement, the total purchase price of Pik Holdings’s outstanding shares of capital stock, which was subject to adjustment based on the closing working capital of Pik Holdings and its subsidiaries, consisted of total cash consideration of $1.033 billion.

The Company financed the acquisition of Pik Holdings with a portion of the proceeds from an underwritten public offering of $1,425.0 aggregate principal amount of senior notes completed on July 25, 2017, consisting of $300.0 aggregate principal amount of Floating Rate Senior Notes due 2019, $300.0 aggregate principal amount of 2.450% Senior Notes due 2022, $425.0 aggregate principal amount of 3.150% Senior Notes due 2027 and $400.0 aggregate principal amount of 3.950% Senior Notes due 2047.  The remaining proceeds were used to pay down in its entirety and terminate the Company’s $200.0 term loan and to repay a portion of the Company’s outstanding commercial paper borrowings.

The following unaudited condensed combined pro forma financial information is presented to illustrate the estimated effects of the acquisition and the financing transactions.

Pik Holdings operates on a 52-or 53 week fiscal year ending on the Sunday closest to September 30. As a result, Pik Holdings’ most recent fiscal year ended October 2, 2016 and its most recent fiscal quarter ended July 2, 2017.  The unaudited condensed combined pro forma statements of income for the year ended December 31, 2016 combines the Company’s audited consolidated statements of income for the year ended December 31, 2016 with Pik Holdings’ audited consolidated statements of income statement for its year ended October 2, 2016. The unaudited condensed combined pro forma statements of income for the six months ended June 30, 2017 combines the Company’s condensed unaudited consolidated statements of income for the six months ended June 30, 2017 with Pik Holdings’ condensed unaudited consolidated statements of income for the six months ended April 2, 2017.  The unaudited pro forma statements of income for the fiscal year ended 2016 give effect to the acquisition as if it occurred on January 1, 2016.  The unaudited condensed combined pro forma balance sheet as of June 30, 2017 combines the historical balance sheet of the Company as of June 30, 2017 and Pik Holdings’ historical balance sheet as of July 2, 2017, and gives effect to the acquisition as if it occurred on June 30, 2017.

The unaudited condensed combined pro forma financial information is presented for illustrative purposes only and should not be considered indicative of the actual financial position or results that would have been achieved had the acquisition been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or any future period. In applying the acquisition method of accounting for the transaction, the tangible and intangible assets acquired and the liabilities assumed will be recognized at their respective fair values at the time the transaction is consummated. The excess of the estimated purchase cost over the historical basis of the net assets to be acquired has been allocated in the accompanying unaudited condensed combined pro forma financial information based upon preliminary appraisal estimates and certain assumptions that management believes are reasonable.  The actual allocation is subject to finalization of the appraisal and the determination of any working capital adjustment, and the actual allocation of the purchase cost and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.  The estimated adjustments are described in the accompanying footnotes.

The unaudited condensed combined pro forma financial statements and accompanying notes thereto should be read in conjunction with the Company’s historical financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

Unaudited Pro Forma Condensed Combined

Statement of Income for the Year Ended

	CHD	PIK HOLDINGS	Pro Forma		Pro
(In millions, except per share data)	Dec. 31, 2016	Oct. 2, 2016	Adjustments		Forma

Net Sales	$3,493.1	$246.2			$3,739.3
Cost of sales	1,902.5	128.7	$1.2	(d)	2,032.8
			0.4	(h)
Gross Profit	1,590.6	117.5	(1.6)		1,706.5
Marketing expenses	427.2	12.9	-		440.1

Selling, general and administrative expenses	439.2	48.7	(2.7)	(c)	488.3
			0.4	(d)
			2.7	(h)
Income from Operations	724.2	55.9	(2.0)		778.1
Equity in Income of Affiliates	9.2	-	-		9.2
Investment earnings	1.7	-	-		1.7
Other income, net	(1.5)	(1.1)	-		(2.6)
Interest expense	(27.7)	(29.3)	(10.1)	(e)	(67.1)

Income before Income Taxes	705.9	25.5	(12.1)		719.3
Income taxes	246.9	9.1	(3.9)	(f)	252.1
Net Income	$459.0	$16.4	$(8.2)		$467.2

Weighted average shares outstanding - basic	257.6				257.6
Weighted average shares outstanding - diluted	262.1				262.1

Net Income per share - basic	$1.78				$1.81
Net Income per share - diluted	$1.75				$1.78

Unaudited Pro Forma Condensed Combined

Statement of Income for the Six Months Ended

	CHD	PIK HOLDINGS
(In millions, except per share data)	June 30, 2017	April 2, 2017	Pro Forma Adjustments		Pro Forma

Net Sales	$1,775.2	$139.1			$1,914.3
Cost of sales	965.5	70.9	$0.6	(d)	1,037.2
			0.2	(h)
Gross Profit	809.7	68.2	(0.8)		877.1
Marketing expenses	221.7	7.2	-		228.9

Selling, general and administrative expenses	268.7	24.7	(1.4)	(c)	293.6
			0.2	(d)
			1.4	(h)
Income from Operations	319.3	36.3	(1.0)		354.6
Equity in Income of Affiliates	5.2	-	-		5.2
Investment earnings	0.7	-	-		0.7
Other income, net	(0.7)	(0.1)	-		(0.8)
Interest expense	(17.5)	(14.0)	(5.0)	(e)	(36.5)
Income before Income Taxes	307.0	22.2	(6.0)		323.2
Income taxes	102.6	8.4	(2.2)	(f)	108.8
Net Income	$204.4	$13.8	$(3.8)		$214.4

Weighted average shares outstanding - basic	252.0				252.0
Weighted average shares outstanding - diluted	257.7				257.7

Net Income per share - basic	$0.81				$0.85
Net Income per share - diluted	$0.79				$0.83

Unaudited Pro Forma Condensed Combined

Balance Sheet

	CHD as of	PIK HOLDINGS	Pro Forma
(Dollars in millions, except share and per share data )	June 30, 2017	as of July 2, 2017	Adjustments		Pro Forma
Assets
Current Assets.
Cash and cash equivalents	$237.6	$11.0			$248.6

Accounts receivable, less allowances of $1.9	303.8	39.9			343.7
Inventories	292.3	37.4			329.7
Other current assets	43.5	2.7	$33.0	(a)	79.2
Total Current Assets	877.2	91.0	33.0		1,001.2

Property, Plant and Equipment, Net	573.2	23.3	12.2	(a)	608.7
Equity Investment in Affiliates	9.5	-			9.5
Tradenames and Other Intangibles	1,561.8	197.3	408.2	(a)	2,167.3
Goodwill	1,534.7	215.4	(215.4)	(a)	2,077.0
			542.3	(a)
Other Assets	110.6	-			110.6
Total Assets	$4,667.0	$527.0	$780.3		$5,974.3

Liabilities and Stockholders' Equity
Current Liabilities
Short-term borrowings	$629.3	$-	$(168.3)	(g)	$461.0
Accounts payable and accrued expenses	581.6	32.1			613.7
Income taxes payable	0.8	0.1			0.9
Total Current Liabilities	1,211.7	32.2	(168.3)		1,075.6

Long-term Debt	894.1	339.4	1,425.0	(g)	2,106.4
			(339.4)	(a)
			(200.0)	(g)
			(12.7)	(g)
Deferred Income Taxes	524.7	69.3	161.8	(a)	755.8
Deferred and Other Long-term Liabilities	188.2	1.7	(1.7)	(a)	188.2
Total Liabilities	2,818.7	442.6	864.7		4,126.0

Commitments and Contingencies
Stockholders' Equity
Preferred Stock, $1.00 par value,
Authorized 2,500,000 shares; none issued	-	-			-
Common Stock, $1.00 par value,					-
Authorized 600,000,000 shares; 292,855,100 shares issued	292.8	-			292.8
Additional paid-in capital	258.1	142.1	(142.1)	(b)	258.1
Retained earnings	3,034.7	(57.5)	57.5	(b)	3034.7

Accumulated other comprehensive income	(41.3)	(0.2)	0.2	(b)	(41.3)
Common stock in treasury, at cost:					-
43,571,217 shares	(1,696.0)	-			(1,696.0)
Total Stockholders' Equity	1,848.3	84.4	(84.4)		1,848.3
Total Liabilities and Stockholders’ Equity	$4,667.0	$527.0	$780.3		$5,974.3

Church & Dwight Co., Inc. and Subsidiaries

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

(Dollars in millions)

a) For the purposes of these pro forma condensed combined financial statements, the Company determined that the value of the total purchase consideration for Pik Holdings, Inc. was $1,033 billion, plus closing cash and subject to adjustment based on the closing working capital.

The following is a summary of the calculation of the purchase price, as described above, as well as the preliminary allocation of the purchase price to the fair value of the net assets acquired:

Purchase of Pik Holdings	$1,033.0
Less: fair value of net assets acquired	(490.7)
Excess purchase price over net assets acquired	$542.3

The book value of the net assets as of July 2, 2017 was $84.4. The estimated fair value of the net assets acquired, based on the preliminary purchase price allocation, was $490.7. The following is a reconciliation between the two amounts:

Book value of net assets	$84.4
Adjustment of PP&E to fair value	12.2
Preliminary Adjustment of Intangible assets to fair value	408.2
Eliminate Pik Holdings existing goodwill	(215.4)
Deferred tax impact of allocation	(161.8)
Extinguishment of debt simultaneous with closing	339.4
Acquired cash reimbursed to seller	(11.0)
Establish tax receivable associated with deductible transaction costs	33.0
Extinguishment of predecessor liability with closing	1.7
$490.7

b) To eliminate net assets acquired from Stockholders’ Equity

c) To adjust intangible asset amortization expense based on preliminary purchase price allocation. Useful life ranges from 5- 15 years.

d) To record additional depreciation expense associated with the fair value of PP&E over approximately 8 years.

e) To record incremental interest expense and deferred financing amortization expense

	Fiscal Year	Six months
	2016	2017

Additional amount borrowed.
$1,425 @ a blended rate of 2.87%	$40.9	$20.4

Deferred financing costs and
bond discount amortization	1.6	0.7

Less: Interest on debt paid down	(3.1)	(2.1)

Less: Pik Holdings reported interest expense	(29.3)	(14.0)

Incremental Expense	$10.1	$5.0

f) To record the tax impact of acquired business results and pro forma adjustments at the Company’s statutory tax rate of 38.5%

g) To record proceeds from the debt issuance, the repayment of the entire $200 million term loan, the repayment a portion of the Company’s outstanding commercial paper borrowings and the bond discount and deferred financing costs.

Proceeds and Use of Debt Issuance
Face Value of Bonds and Term Loan	$1,425.0
Used for:
Pik Holdings Acquisition	(1,033.0)
Acquired Cash	(11.0)
Bond discount and financing fees	(12.7)
Repayment of existing term loan	(200.0)
Repayment of a portion of commercial paper	(168.3)
Net	$-

h) To record stock option expense associated with the exchange of Pik Holdings stock options for Company stock options for certain former Pik Holdings employees.